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                                                                   EXHIBIT 10.36



MEDIQUAL SOFTWARE LICENSE

This is a legal agreement between MediQual Systems, Inc. ("MediQual") and the entity or individual (the "Licensee") purchasing the enclosed software product (the "Software"). If you do not agree to the following terms, promptly return all materials to MediQual with no obligation. Installation of the Software constitutes evidence of acceptance of License terms.

1. GRANT OF LICENSE. This license permits the Licensee to use one copy of the Software on any single computer, provided the Software is in use by only one individual on only one computer at any one time. If Licensee has multiple Licenses for the Software, then at any time Licensee may have as many copies of the Software as granted. This License provides for non-exclusive, non transferable use only. The Licensee will not translate, disassemble, decompose, reverse engineer, alter, or modify the Software, and will not make any copies of documentation or Software (except one copy for back-up or archival purposes only).

2. COPYRIGHT The Software is owned by MediQual and protected by copyright and other laws. The Licensee will not sell, assign, sub license, transfer, disclose, or permit access to the Software, MediQual data or documentation to any unauthorized person or entity, and will take all actions necessary or reasonably requested by MediQual in order to protect MediQual's rights herein.

3. LIMITED WARRANTY MediQual warrants that the Software will perform substantially as described by the accompanying documentation when installed on computers meeting MediQual's specification as described in Technical Guides issued from time to time. MEDIQUAL DISCLAIMS ANY OTHER WARRANTY, EXPRESSED OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SOFTWARE.

4. LICENSEE REMEDIES MediQual's entire liability and Licensee's exclusive remedy shall be, at MediQual's option, to (i) correct, at no charge, defects within a reasonable period after receiving written notice from Licensee, or (ii) refund the License fee paid by Licensee. Except for these exclusive remedies, MediQual will not be liable for any damages whatsoever arising out of the use, or inability to use the Software.

5. REQUIRED DATA TRANSMITTAL Licensees will transmit to MediQual all collected data, and will make a best efforts attempt to continuously monitor and assure data reliability. MediQual will store Licensee's data at no charge and will take all reasonable precautions to ensure the confidentiality of this data, and shall not disclose any information that may identify by name any patient or the name of Licensee itself, except with Licensee's prior written consent. MediQual has established data quality protocols and audit procedures. In the event of evidence of inadequate data quality, Licensee agrees to conduct appropriate MediQual training and data quality review, at Licensee's cost.

This Agreement will be governed by the internal laws of the Commonwealth of Massachusetts. Should you have any questions concerning this License, please write MediQual, 1900 West Park Drive, Westborough, MA 01581.